Exhibit 99.1

Grandparents.com, Inc. and Cegedim, Inc. Form Strategic Alliance to Provide Instant
Cash Rebates on Consumer Goods and Services and Pharmaceutical Products Nationwide

Cegedim’s OPUS HEALTH Division to provide proprietary technology To connect the venture to 60,000 U.S. pharmacies

NEW YORK, April 2, 2013 -- Grandparents.com, Inc. (GPCM) announced today that the OPUS HEALTH Division of Cegedim Inc. -- part of the billion dollar, global Cegedim Group led by Cegedim, SA (EURONEXT:CGM), entered into an Alliance Agreement with Grand Card, LLC, a subsidiary of the company, under which the two companies would implement a national roll out of an instant cash rebate card. A patent application was filed with the U.S. Patent and Trademark Office in August 2012.

The “Grand Card” was developed to provide instant rebates on purchases of consumer goods and services and to consolidate prescription drug rebate offerings by multiple pharmaceutical manufacturers onto a single card. The cards will function as debit cards “pre-loaded” with instant cash rebates provided by manufacturers for purchases of consumer goods and services and pharmaceutical products at participating retail outlets and pharmacies. Applications for the Grand Card will be available in the second half of 2013 through affinity card issuers and on the Grandparents.com website.

The company is currently in discussions with a number of strategic partners for distribution of the cards. To date, a number of Fortune 500 companies, manufacturers and service providers have executed letters of intent to participate in the program. The cards will be issued primarily through affinity programs with retailers, employers, unions and associations nationwide.

“We are proud to have been invited by Grandparents.com to join forces as technology partner for the venture,” said Paul Kandle, Vice President and General Manager of OPUS Health. “Each side brought important concept development ideas to the table, but the key to providing instant cash for buyers of prescriptions in the near term across the U.S. is that our technology is fully connected and operational at over 60,000 pharmacies. We will be expanding into retail outlets nationwide and, eventually, this opportunity could well grow into a global business, wherever debit cards are accepted.”

“Everyone loves cash rebates with no strings attached – especially our members – part of the 120 million-strong age 50+ market of grandparents, boomers and seniors that control 75% of the nation’s wealth. Best of all, the rebates may be used to buy anything, anywhere -- like any other debit card,” said Steve Leber, Chairman and Co-CEO of Grandparents.com. “The enormous amount of what’s known as ‘breakage’ in the rebate card business is a problem we aim to address on behalf of our members. No more filling out rebate cards and waiting six weeks to get your rebate, if it ever shows up.”

Joseph Bernstein, Co-CEO added, “As the marketing partner in the venture, Grandparents.com intends to make the Grand Card a staple that everyone will want to carry each time they visit a pharmacy or participating retailer. After all, who does not want free cash? And, the Grand Card is not limited to seniors. Everyone will be able to get it to obtain rebates on electronics, travel, car rentals, sports clubs, jewelry, and so many more other offerings we will have. This will be a great cross-marketing venue: Every affinity issuer will be able to market its products and services to customers of every other affinity card issuer, creating a huge national network of benefits for all cardholders.”

About Cegedim and OPUS Health

Founded in 1969, Cegedim is a global technology and services company specializing in the healthcare field. Cegedim supplies services, technological tools, specialized software, data flow management services and databases. Its offerings are targeted notably at healthcare industries, life sciences companies, healthcare professionals and insurance companies. The world leader in life sciences CRM, Cegedim is also one of the leading suppliers of strategic healthcare industry data. Cegedim employs 8,200 people in more than 80 countries and generated revenue of over $1 billion in 2011. Cegedim SA is listed in Paris (EURONEXT:CGM). OPUS Health, a division of Cegedim Relationship Management, is the premier loyalty marketing company with over a decade of experience helping pharmaceutical companies implement HCP trial as well as patient acquisition and adherence solutions. OPUS designs, manages, and measures co-pay, voucher, debit card, cash discount, buy-and-bill, and adherence programs. OPUS process all pharmacy claims with a proprietary in-house claims adjudication system that enables customized solutions in ways other suppliers cannot. Core strengths of OPUS Health are its program design and execution, ownership of technology and pharmacy relationships, multi-disciplined account management and cloud-based reporting and detailing tools. Why have pharmaceutical companies trusted OPUS Health to provide patient savings more than 50 million times? Because it works. Learn more at www.opushealth.com

About Grandparents.com

Grandparents.com, Inc. (GPCM) is engaged with the largest and wealthiest demographic group in the U.S. – America’s 70 million grandparents, who control around 50% of the nation’s personal wealth. As a social media and marketing company with almost 2 million registered members, Grandparents.com seeks to deliver a seamless experience to its audience across all digital platforms. Starting in 2013, the company will be awarding the Grandparents.com Recommended® designation to providers of best in class products and services.

More than anything, Grandparents.com celebrates what it means to be a grandparent today. The company’s mission is to give today’s grandparents—who like no other grandparents in history are engaged, vibrant and ageless, ideas and opportunities to connect to what’s important to them. As The Ultimate Resource for Grandparents™, Grandparents.com seeks to strengthen the ties between family members, promote health and wellbeing, and give timely information and expert advice on what really matters to grandparents, from family, relationships, health and money, to entertainment, travel and retirement planning.

Forward-Looking Statements

Various statements in this release, including those that express a belief, expectation or intention, may be considered “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects. Forward-looking statements may also include projections and estimates concerning our future operating results and financial condition. When we use the words “will,” “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

Media Contact

Joseph Bernstein

Co-CEO

Grandparents.com, Inc.

Email: joe@grandparents.com

Tel: 917-365-3651